Exhibit 99.1 Press release dated as of June 30, 2008.

Press Release

Source: Speedemissions, Inc.

Speedemissions Adds New Director - Gerald Amato of Booke and Company, Inc.
Monday June 30, 1:40 pm ET

ATLANTA, June 30 /PRNewswire-FirstCall/ -- Speedemissions, Inc. (OTC Bulletin Board: SPMI-NEWS), a leading vehicle emissions testing/safety inspections company with testing stations in Atlanta, Houston, Salt Lake City and St. Louis announced that Gerald Amato, President of Booke and Company, Inc., is joining the Board of Directors of Speedemissions.

With over 25 years on Wall Street, Mr. Amato has advised numerous emerging growth companies, along with those on NYSE, NASDAQ and AMEX in the areas of full service investor relations. Mr. Amato began his career as a public accountant and worked at the firm of Deloite and Touche, LLP.

Mr. Amato participated on the Advisory Board of the Make-A-Wish Foundation and other charitable organizations. He is a graduate from St. Francis College with a B.S. in Finance.

Rich Parlontieri, President/CEO of Speedemissions stated, "The addition of Mr. Amato to our Board is a valuable asset to our company. With Gerry we have gained his years of experience in working with public companies like ours on Wall Street."

About Speedemissions, Inc. http://www.speedemissions.com

Speedemissions, Inc., based in Atlanta, Georgia, plans to become the leading vehicle emissions (and safety inspection where required) company in the United States in areas where emissions testing is mandated by the Environmental Protection Agency (EPA). Since the emissions testing market is highly fragmented, Speedemissions expects to be the first company to create a national brand offering their customers quick and efficient vehicle emissions testing service. The focus of the company at the present time is the Atlanta, GA; Houston, TX; Salt Lake City, UT; and St. Louis, MO markets.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Speedemissions' products and services, its ability to succeed in growing revenue, the effect of new competitors in its market, integration of acquired businesses, and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Source: Speedemissions, Inc.